EXHIBIT 99

NEWS RELEASE
For Immediate Release
For more information,

ATC Technology Corporation	Mary Ryan
Reports Fourth Quarter and Full Year 2009 Results; Issues 2010	630.663.8283
Guidance	maryan@corpatc.com

●	Earnings from continuing operations per diluted share of $0.59 or $2.15 as adjusted for full year 2009 compared to a loss per share of $1.09 or income of $1.91 as adjusted for 2008
●	Fourth quarter 2009 Logistics revenue of $93.4 million increased 6.4% and full year Logistics revenue of $345.3 million decreased 2.3% compared to 2008
●	2009 new business wins totaling $100 million in annualized revenue
●	Drivetrain 2009 pre-tax goodwill impairment charge of $37.0 million, pre-tax restructuring charges of $4.6 million, and $1.8 million deferred tax valuation allowance
●	Ended 2009 with $73.8 million of cash on hand and borrowing capacity of $148.7 million
●	2010 EPS guidance of $2.13-$2.45

Downers Grove, Illinois, Tuesday, February 9, 2010 – ATC Technology Corporation (ATC) (NASDAQ-GS: ATAC), today reported financial results for the fourth quarter and full year 2009.

Fourth Quarter Results
For the quarter ended December 31, 2009, revenue decreased to $125.3 million from $126.5 million for the same period in 2008.  Income from continuing operations for the fourth quarter of 2009 was $7.7 million or $0.38 per diluted share versus a loss of $52.9 million or $2.66 per share for the fourth quarter of 2008.  On an adjusted basis, fourth quarter 2009 earnings from continuing operations were $0.50 per diluted share and equivalent to fourth quarter 2008’s adjusted earnings from continuing operations of $0.50 per diluted share.

The Company’s Logistics segment revenue for the quarter increased 6.4% to $93.4 million compared to $87.8 million for the fourth quarter of 2008.  Logistics segment profit for the fourth quarter increased 15.0% to $17.6 million from $15.3 million in the same quarter of 2008.  Improvement in performance was driven primarily by a 37.6% increase in revenue with TomTom, and volume associated with a new test and repair program, partially offset by an 8.3% decrease in revenue with AT&T primarily related to mobile device return volumes.

The Company’s Drivetrain segment revenue was $31.9 million for the fourth quarter of 2009, a 17.4% decrease from $38.6 million for the same period of 2008.  Fourth quarter segment loss was $1.8 million compared to a segment loss of $88.4 million for the fourth quarter of 2008.  The 2009 loss was driven by the wind-down of the Company’s transmission remanufacturing program for Honda and the slower than anticipated launch of the Company’s engine programs and associated start-up costs, and included $0.3 million of restructuring charges.  The 2008 segment loss included pre-tax goodwill impairment and restructuring charges of $79.1 million and $9.7 million, respectively.  The fourth quarter 2009 adjusted segment loss was $1.5 million versus adjusted segment profit of $0.4 million in 2008.

Full Year Results
For the full year, consolidated revenues decreased 8.6% to $485.0 million compared to $530.6 million for the full year 2008.  Income from continuing operations was $11.7 million or $0.59 per diluted share for 2009 compared to a loss of $22.7 million or $1.09 per share for 2008.  Adjusted income from continuing operations was $2.15 per diluted share for 2009 compared to adjusted income from continuing operations of $1.91 per diluted share in 2008.

The Company’s Logistics segment revenue decreased 2.3% to $345.3 million from $353.4 million for the full year 2008.  Logistics segment profit increased 13.9% to $64.0 million compared to $56.2 million for the full year 2008.  The increase in profitability was driven primarily by the launch of new programs with both new and existing customers, in addition to the benefit of cost reduction initiatives.

The Company’s Drivetrain segment revenue of $139.7 million for the full year 2009 decreased 21.1% from $177.1 million for 2008.  Segment loss for 2009 was $37.0 million versus a loss of $81.3 million in 2008.  Adjusted segment profit was $4.6 million for 2009 as compared to $7.5 million for 2008.  Results for 2009 were impacted by pre-tax charges of $37.0 million for goodwill impairment and $4.6 million for restructuring.  The 2008 results include pre-tax charges of $79.1 million and $9.7 million for goodwill impairment and restructuring, respectively.  Full year 2009 Drivetrain segment results were driven by the overall softness in the industry, the previously announced wind-down of our transmission remanufacturing program with Honda, and the slower than anticipated launch of the engine programs and  associated start-up costs.

Management Comments
Todd R. Peters, President and CEO said, “In 2009, we remained diligent in streamlining our cost structure and building the pipeline of new opportunities. Despite a challenging economic environment, we closed the year with some important wins for our business which have positioned us to continue our growth in 2010.  Our Logistics business proved its resilience by again delivering solid growth with new programs and successfully managing costs.”

“While we continued to be impacted by the recession throughout 2009, our Logistics segment executed remarkably well.  We profited from strong ongoing customer relationships, and exceeded expectations with $79 million in annualized new business in 2009.  Of this new business, $42 million was secured in the fourth quarter, indicating the demand for supply chain outsourcing has accelerated in recent months.  Furthermore, the ATC brand continues to gain recognition in the marketplace, which has translated into new opportunities.  Today, our new business pipeline has over $197 million of annualized business opportunities.”

“Results of our Drivetrain business were disappointing throughout 2009, as we faced unprecedented challenges, including the run-out of the Honda remanufactured transmission program, a slower than expected launch of our recently won engine programs, and overall softness in our base volumes.  Throughout 2009, we aggressively reduced costs and further restructured our Drivetrain business to position the segment in 2010 to achieve our stated goal of achieving low single-digit margins and generating positive cash flow.  The Drivetrain new business pipeline currently has over $55 million of annualized opportunities after winning $21 million of annualized business in 2009.”

“The Company ended the year in a solid liquidity position with $73.8 million in cash, zero debt, and $148.7 million of availability on our credit facility.  In late 2009, we repaid in full the $70 million preemptive draw on our credit facility, which we made in the first quarter of 2009 to preserve our financial flexibility, in light of uncertainty in the capital markets.  The Company’s liquidity position provides adequate resources for us to aggressively pursue organic growth opportunities.”

“Looking to 2010, I am optimistic that the worst is behind us and that we can deliver a robust year.  However, it will not be without its challenges as we continue to be impacted by macroeconomic factors beyond our control.  We have the financial strength and operational flexibility to adapt quickly to changes, which we demonstrated throughout 2009, and we possess a solid pipeline of opportunities to pursue.  Our guidance ranges for 2010 are initially broad.  Our 2010 full year revenue guidance is $515-$550 million, a 6-13% increase compared to $485 million in 2009, and earnings per diluted share guidance is $2.13-$2.45.  Logistics revenues are expected to be $400-$430 million, with segment profit of $67-$74 million.  In Drivetrain, we expect revenues of $115-$120 million and segment profit of $2-$5 million.”

“There are five key drivers that will determine our 2010 performance:  the successful launch of all new business won in 2009; the successful conversion of pipeline opportunities into new business wins; continued aggressive pursuit of growth and diversification in our Logistics business; realization of savings from cost reduction initiatives; and the anticipated impact of contract renewals.”

“Our expectations assume no significant macroeconomic or regulatory-derived shocks. Additionally, we will continue to be opportunistic on the acquisition front.  We remain confident in the depth of our management team and our ability to quickly respond to changing market dynamics.  We will continue to invest in improving our operations, expanding our service offerings and delivering the highest quality service that our customers demand.  As always, we commit to providing our shareholders with timely updates during the course of the year,” Peters concluded.

ATC will simultaneously host a conference call  (dial-in number is 877-741-4251) and webcast to discuss the operating highlights and financial results for the fourth quarter and full year 2009 and 2010 guidance on Wednesday, February 10, 2010 at 9:00 A.M. Central time.

Conference call information (for those interested in asking questions after the presentation and the web cast link for those interested in listening only) is available at the Company’s web site at www.goATC.com.  Click on Investor Relations and select Webcasts.  You can access the web site up to one hour prior to the call to register, download slides and install any necessary audio/video software.  A “no audio, slides only” link is also available and will allow conference call participants to view slides in sync with the conference call.

The call and slides will be archived for one year on the ATC Technology Corporation web site and will be available two hours subsequent to the call.

For further information, please see the Company’s periodic reports filed with the Securities and Exchange Commission.

ATC Technology Corporation is headquartered in Downers Grove, Illinois.  The Company provides comprehensive engineered solutions for logistics and refurbishment services to the consumer electronics industries and the light-, medium- and heavy-duty vehicle service parts markets.

###

goATC.com	Certain statements in this news release are “forward-looking statements” (as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934). These forward-looking statements generally include all statements other than statements of historical fact, including statements that are predictive, that depend upon or refer to future events or conditions, or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “hopes,” and similar expressions. In addition, any statements concerning future financial performance or position (including future revenues, expenses, earnings, growth rates or margins), ongoing business strategies, budgets or prospects, and possible future actions are also forward-looking statements. The forward-looking statements contained in this news release are based on information available to our management as of the date of this news release, and reflect management’s judgments, beliefs and assumptions as of the date of this news release with respect to future events, the outcome of which is subject to risks and uncertainties that could have a significant impact on our business, operating results or financial condition in the future. Should one or more of these risks or uncertainties materialize, or should underlying information, judgments, beliefs or assumptions prove incorrect, actual results or outcomes could differ materially from those expressed or implied by the forward-looking statements in this news release. Some of these risks and uncertainties are described in our periodic filings with the Securities and Exchange Commission. We disclaim any intention or obligation to update the forward-looking statements contained in this news release.

ATC TECHNOLOGY CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	For the three months ended December 31,		For the twelve months ended December 31,
	2009	2008	2009	2008
	(Unaudited)		(Unaudited)

Net sales:
Services	$93,395	$87,845	$345,297	$353,416
Products	31,946	38,632	139,720	177,144
Total net sales	125,341	126,477	485,017	530,560

Cost of sales:
Services	67,871	64,348	247,850	262,685
Products	29,403	32,581	119,433	145,662
Products - exit, disposal, certain severance and other charges (credits)	-	7,614	(572)	7,614
Total cost of sales	97,274	104,543	366,711	415,961

Gross profit	28,067	21,934	118,306	114,599

Selling, general and administrative expense	11,970	13,766	49,080	56,965
Amortization of intangible assets	-	31	50	149
Impairment of goodwill	-	79,146	36,991	79,146
Exit, disposal, certain severance and other charges	843	2,064	5,710	3,396

Operating income (loss)	15,254	(73,073)	26,475	(25,057)

Interest income	24	93	195	624
Other income (expense), net	(101)	(115)	27	17
Interest expense	(210)	(160)	(1,135)	(696)

Income (loss) from continuing operations before income taxes	14,967	(73,255)	25,562	(25,112)

Income tax expense (benefit)	7,281	(20,357)	13,855	(2,423)

Income (loss) from continuing operations	7,686	(52,898)	11,707	(22,689)

Gain (loss) from discontinued operations, net of income taxes	-	-	42	(2,480)

Net income (loss)	$7,686	$(52,898)	$11,749	$(25,169)

Per common share - basic:
Income (loss) from continuing operations	$0.38	$(2.66)	$0.59	$(1.09)
Gain (loss) from discontinued operations	$-	$-	$-	$(0.12)
Net income (loss)	$0.38	$(2.66)	$0.59	$(1.21)

Weighted average number of common shares
outstanding	19,811	19,908	19,670	20,878

Per common share - diluted:
Income (loss) from continuing operations	$0.38	$(2.66)	$0.59	$(1.09)
Gain (loss) from discontinued operations	$-	$-	$-	$(0.12)
Net income (loss)	$0.38	$(2.66)	$0.59	$(1.21)

Weighted average number of common and
common equivalent shares outstanding	19,983	19,908	19,764	20,878

ATC TECHNOLOGY CORPORATION
Reconciliation of certain financial measures reported in accordance with Generally Accepted Accounting Principles ("GAAP") to those presented on the basis of methodologies other than in accordance with GAAP ("non-GAAP")

(In millions, except per share data)

	Actual								Projected
	For the three months ended December 31,				For the twelve months ended December 31,				For the twelve months ended December 31, 2010
	2009		2008		2009		2008		Low	High
	(Unaudited)				(Unaudited)				(Unaudited)
Consolidated Data:

Income (loss) from continuing operations (GAAP basis)	$7.7		$(52.9)		$11.7		$(22.7)		$43.0	$49.0

Impairment of goodwill - Drivetrain Segment, net of tax	-		56.8	(c)	26.0	(e)	56.8	(c)	-	-
Exit, disposal, certain severance and other charges, net of tax	0.5	(a)	6.1	(d)	3.2	(f)	6.1	(d)	-	-
Valuation allowance against certain deferred income tax assets	1.8	(b)	-		1.8	(b)	-		-	-

Adjusted Income from continuing operations (non-GAAP basis)	$10.0		$10.0		$42.7		$40.2		$43.0	$49.0

Earnings Per Diluted Share:
Income (loss) from continuing operations (GAAP basis)	$0.38		$(2.66)		$0.59		$(1.09)		$2.13	$2.45

Impairment of goodwill - Drivetrain Segment, net of tax	-		2.83	(c)	1.31		2.69	(c)	-	-
Exit, disposal, certain severance and other charges, net of tax	0.03		0.30		0.16		0.29		-	-
Valuation allowance against certain deferred income tax assets	0.09		-		0.09		-		-	-
Reconcilement due to share count change from Basic to Diluted	-		0.03		-		0.02		-	-

Adjusted Income from continuing operations (non-GAAP basis)	$0.50		$0.50		$2.15		$1.91		$2.13	$2.45

Diluted Shares Outstanding - Adjusted Basis	20.1		20.0		19.8		21.1		20.0	20.0

Free Cash Flow:
Net cash provided by operating activities - continuing operations (GAAP basis)									$33.0	$43.0

Purchases of property, plant and equipment									(13.0)	(15.0)

Free cash flow (non-GAAP basis)									$20.0	$28.0

Drivetrain Segment Data:

Segment profit (loss) (GAAP basis)	$(1.8)		$(88.4)		$(37.0)		$(81.3)		$2.0	$5.0

Impairment of goodwill - Drivetrain Segment	-		79.1	(c)	37.0	(e)	79.1	(c)	-	-
Exit, disposal, certain severance and other charges	0.3	(a)	9.7	(d)	4.6	(f)	9.7	(d)	-	-

Adjusted Segment profit (loss) (non-GAAP basis)	$(1.5)		$0.4		$4.6		$7.5		$2.0	$5.0

(a)  Charge of $0.5 million, net of tax ($0.8 million on a pre-tax basis) includes (i) $0.6 million of certain severance costs related to the separation of our former CFO and (ii) $0.3 million of additional Drivetrain segment restructuring costs.

(b)  During the fourth quarter of 2009, we determined that a valuation allowance was required for certain deferred income tax assets related to our Drivetrain-UK subsidiary, and accordingly, we recorded an additional income tax provision of $1.8 million.

(c)  Drivetrain goodwill impairment charge from 2008 of $56.8 million, net of tax ($79.1 million on a pre-tax basis) includes an income tax benefit of $0.4 million, or $0.02 per diluted share, recorded during the fourth quarter of 2008, from a revaluation of certain deferred tax assets primarily related to tax deductible goodwill.  In addition, $17.8 million of the goodwill impairment charge was not deductible for federal and state tax purposes, and we applied a base tax rate of 35.8% to the deductible portion of the goodwill impairment charge.

(d)  This charge of $6.1 million (net of tax) was incurred during the fourth quarter of 2008, and includes on a pre-tax basis, a charge of $9.7 million related to the Drivetrain segment plant closure and restructuring activities (including $7.6 million of costs classified as cost of sales – products).

(e)  Drivetrain goodwill impairment charge from 2009 of $26.0 million, net of tax ($37.0 million on a pre-tax basis) includes income tax expense of $0.9 million, or $0.05 per diluted share, recorded during the second quarter of 2009, primarily related to valuation allowances on applicable state deferred tax assets.  In addition, $2.9 million of the goodwill impairment charge was not deductible for federal and state tax purposes, and we applied a base tax rate of 35.0% to the deductible portion of the goodwill impairment charge.

(f)  Charge of $3.2 million, net of tax ($5.1 million on a pre-tax basis) includes on a pre-tax basis (i) $5.1 million of costs related to the Drivetrain segment plant closure and restructuring activities initiated during 2008 (including $0.9 million of costs classified as cost of sales – products), (ii) $1.1 million of costs related to a Drivetrain segment customer inventory reimbursement obligation negotiated during 2009 (classified as cost of sales – products), (iii) $1.0 million of costs primarily related to fixed asset impairments and other costs related to additional restructuring activities in our Drivetrain segment, and (iv) $0.6 million of certain severance and related costs associated with the separation of our former CFO, partially offset by income of $2.6 million from an adjustment to materials cost related to the wind-down of our relationship with a Drivetrain segment customer (classified as cost of sales – products).

ATC TECHNOLOGY CORPORATION

Explanation of non-GAAP financial measures:
The Company reports its financial results of operations in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”).  The Company also provides non-GAAP financial information to complement its consolidated financial statements presented in accordance with GAAP.  This press release includes such non-GAAP financial measures.  A "non-GAAP financial measure" is defined as a numerical measure of the Company's financial performance, financial position or cash flows that excludes (or includes) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP in the Company's financial statements.

Following is a description of the various non-GAAP financial measures used by the Company:

Adjusted Income From Continuing Operations:  Represents income (loss) from continuing operations (GAAP basis) adjusted to exclude, on an after-tax basis, (i) the Drivetrain segment goodwill impairment charges, (ii) exit, disposal, certain severance and other charges, and (iii) the income tax expense for the valuation on certain deferred income assets.

Adjusted Income From Continuing Operations Per Diluted Share:  Represents income (loss) from continuing operations per share (GAAP basis) adjusted to exclude, on an after-tax basis per diluted share, (i) the Drivetrain segment goodwill impairment charges, (ii) exit, disposal, certain severance and other charges, and (iii) the income tax expense for the valuation on certain deferred income tax assets.
Effective with our reporting for 2009, we have adopted the two-class method of reporting earnings per share, which requires that we allocate a portion of our income to participating securities (outstanding unvested share-based awards that contain rights to nonforfeitable dividends).  The amounts for adjusted earnings per diluted share and diluted shares outstanding - adjusted basis, are calculated under the treasury stock method of presenting earnings per share.  The two-class method had no impact on our adjusted earnings per diluted share for the three months ended December 31, 2009, and would have reduced our adjusted earnings per diluted share by $0.01 for the year ended December 31, 2009.  Due to the losses reported for the three months and year ended December 31, 2008 (GAAP basis), the two-class method had no impact on our loss from continuing operations per share as the holders of the participating securities are not obligated to fund our losses.

Adjusted Segment profit (loss):  Represents segment profit (loss) (GAAP basis) adjusted to exclude (i) the Drivetrain segment goodwill impairment charges and (ii) the Drivetrain segment exit, disposal, certain severance and other charges.

Free Cash Flow:  Represents net cash provided by operating activities – continuing operations reduced by purchases of property, plant and equipment.

The Company believes these non-GAAP financial measures provide management, investors, equity analysts, and rating agencies with useful information by which to measure our performance.  In addition, many of the Company’s internal performance measures are based on these non-GAAP financial measures.

The Company’s non-GAAP financial measures may vary from similar titled measures of other companies because of differences in the way the measures are calculated and therefore should not be used to compare the Company’s performance to that of other companies.

Whenever the Company presents non-GAAP financial measures, a reconciliation to the most directly comparable financial measure calculated and presented in accordance with GAAP is made available.  The non-GAAP financial measures used by the Company are not intended to supercede or replace the Company’s GAAP results or expectations.